Exhibit 99.1

Exhibit 1

FREE TRANSLATION OF
EXCERPTS FROM EXECUTIVE ORDER

GRANTED FROM THE GENERAL MANAGER OF

CAISSE DES DÉPÔTS ET CONSIGNATIONS

From: Journal officiel de la République française - the official gazette of the French Republic.

Date of publication: June 30, 2017

Caisse des dépôts et des Consignations

Executive order (arrêté) dated June 27, 2017 delegating power of signature for the division in charge of the finances, strategy and equity interests of the Caisse des dépôts et consignations.

The General Manager of the Caisse des dépôts et consignations,

Having regard to the French Monetary and Financial Code, in particular Articles L. 518-2 et seq. and R. 518-1 et seq .;

Having regard to Title X of the Finance Act of April 28, 1816, as amended;

Having regard to the executive order dated August 17, 2016 appointing Olivier Mareuse as General Manager of  the Caisse des dépôts et consignations,

Resolves,

[…]

Section 2

Art. 7. —  In the event of the absence or incapacity of Mr. Eric Flamarion, power of signature is given, in order to sign on behalf of the General Manager (directeur général), any acts carried out in connection with the management of the portfolios of securities of the saving funds within the limits of attributions of the department of financial investments (département des placements financiers) to:

1° Mr. Joël Prohin, head of the asset management department (responsable du pôle gestion des portefeuilles) and, in the event of his absence or incapacity, to Mr. Pascal Coret, his deputy;

2° Mr. Laurent Deborde, head of the management of innovation programs and development department (responsable du pôle gestion des programmes innovation et développement);

3° Ms. Laurence Giraudon, head of the support and operations department (responsable du pôle support et opérations).